Exhibit 99.1


[Hercules Logo]                                        Hercules Incorporated
                                                       Hercules Plaza
                                                       1313 North Market Street
                                                       Wilmington, DE 19894-0001

                                  NEWS RELEASE
                                  -------------

                   HERCULES RESPONDS TO SHAREHOLDER PROPOSALS

WILMINGTON, DE, AUGUST 21, 2003 . . . Hercules Incorporated (NYSE: HPC) today announced that its board of directors has amended the Company's Rights Agreement to provide for its expiration at the close of business on September 19, 2003.

The Company also announced that its board of directors has voted to present to its shareholders proposed amendments to the Company's Restated Certificate of Incorporation and By-laws providing for the right of shareholders to call special meetings when requested in writing by owners of a majority of the outstanding shares and to act by written consent. These amendments require shareholder approval to be effective.

Dr. William Joyce, Chairman and Chief Executive Officer, commented, "The board of directors has acted to implement the wishes of the shareholders as expressed at this year's annual meeting. The board has the power to provide for the termination of the Rights Agreement and no further board or shareholder action is required. The shareholder proposal to provide for shareholders to call special meetings and to act by written consent can only be implemented by amending the Company's By-laws and Restated Certificate of Incorporation, which must be submitted to a shareholder vote and approved by 80% of the shares entitled to vote. The board of directors responded to the views of its shareholders as expressed at the annual meeting and provided for the proposed amendments to be considered at the next shareholders meeting."

Dr. Joyce continued, "To the extent a majority of our shareholders desire to have the board of directors call a special shareholders meeting prior to the time the proposed amendments are approved by the shareholders, I am confident the board of directors will take those desires into account."

                                      # # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.



             Media Contact:                     Investor Contact:
              John Riley                         Allen A. Spizzo
            jriley@herc.com                     aspizzo@herc.com
            (302) 594-6025                       (302)594-6491